SECURITIES AND EXCHANGE COMMISSION
                         Washington, D.C.  20549



                                FORM 8-K/A
                            (AMENDMENT NO. 1)



                             CURRENT REPORT
  PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934



                             January 6, 2000
                             ---------------
             Date of Report (Date of earliest event reported)



                      POLO RALPH LAUREN CORPORATION
                      -----------------------------
          (Exact name of registrant as specified in its charter)



                                 DELAWARE
                                 --------
      (State or other jurisdiction of incorporation or organization)



                  001-13057                                   13-2622036
                  ---------                                   ----------
           (Commission File Number)                        (I.R.S. Employer
                                                          Identification No.)


     650 MADISON AVENUE, NEW YORK, NEW YORK                      10022
     --------------------------------------                      -----
    (Address of principal executive offices)                  (Zip Code)




                               212-318-7000
                               ------------
            (Registrant's telephone number, including area code)

        This Form 8-K/A of Polo Ralph Lauren Corporation ("Polo") constitutes Amendment No. 1 to the Company's Current Report on Form 8-K which was filed with the Securities and Exchange Commission (the "SEC") on January 10, 2000 (the "Form 8-K"). This amendment sets forth the information required by Items 7 (a) and 7 (b) omitted from the Form 8-K.

        Certain statements in this Form 8-K/A and in Polo's press releases, and in oral statements made by or with the approval of authorized personnel constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are based on current expectations and are indicated by words or phrases such as "anticipate," "estimate," "project," " we believe," "is or remains optimistic," "currently envisions" and similar words or phrases and involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of Polo to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Such factors include, among others, the following: risks associated with changes in the competitive marketplace, including the introduction of new products or pricing changes by Polo's competitors; changes in global economic conditions; risks associated with Polo's dependence on sales to a limited number of large department store customers, including risks related to extending credit to customers; risks associated with Polo's dependence on its licensing partners for a substantial portion of its net income and risks associated with a lack of operational and financial control over licensed businesses; risks associated with consolidations, restructurings and other ownership changes in the retail industry; risks associated with competition in the segments of the fashion and consumer product industries in which Polo operates, including Polo's ability to shape, stimulate and respond to changing consumer tastes and demands by producing attractive products, brands and marketing, and its ability to remain competitive in the areas of quality and price; risks associated with uncertainty relating to Polo's ability to implement its growth strategies; risks associated with Polo's entry into new markets either through internal development activities or through acquisitions; risks associated with the ability of Polo or Polo's third party customers and suppliers and government agencies to timely and adequately remedy any Year 2000 issues; risks associated with the possible adverse impact of Polo's unaffiliated manufacturers' inability to manufacture in a timely manner, to meet quality standards or to use acceptable labor practices; risks associated with changes in social, political, economic and other conditions affecting foreign operations and sourcing and the possible adverse impact of changes in import restrictions; risks related to Polo's ability to establish and protect its trademarks and other proprietary rights; risks related to fluctuations in foreign currency affecting Polo's foreign subsidiaries' and foreign licensees' results of operations and the relative prices at which Polo and foreign competitors sell their products in the same market and Polo's operating and manufacturing costs outside of the United States; and, risks associated with Polo's control by Lauren family members and the anti-takeover effect of multiple classes of stock. Polo undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

ITEM 2. ACQUISITION OR DISPOSITION OF ASSETS

        The stock and asset purchase (the "Purchase") by Polo, a Delaware corporation, of Poloco S.A.S. and certain affiliates
(collectively "Polo Europe") from S.A Louis Dreyfus et Cie, a company organized under the laws of France ("SALD"), was consummated on January 6, 2000.

        Polo acquired Polo Europe for an aggregate cash consideration of approximately $200.0 million, plus the assumption of approximately $30.0 million of borrowings, pursuant to the terms set forth in the Stock and Asset Purchase Agreement dated as of November 23, 1999 between Polo and SALD (the "Purchase Agreement").

        A copy of the Purchase Agreement and a copy of the related press release dated January 6, 2000 were previously filed as Exhibits 2.1 and 99.1, respectively, to the Form 8-K and are hereby incorporated by reference.

ITEM 7. FINANCIAL STATEMENTS AND PRO FORMA FINANCIAL INFORMATION

(a) The financial statements of the business acquired, Polo Europe, are presented as follows:

                                                            Page No.

        Report of Independent Auditors                         5

        Financial Statements and notes thereon -
        Year Ended December 31, 1998                         6 - 20


        Unaudited Interim Combined Balance Sheet,
        Combined Statement of Income and Combined
        Statement of Cash Flows -Nine Months Ended
        September 30, 1999                                  21 - 23

        Notes to Unaudited Interim Combined Financial
        Statements                                             24

(b) The pro forma combined financial statements of Polo and Polo Europe are presented as follows:

        Introduction                                        25 - 26

        Unaudited Pro Forma Combined Statement of Income
        for the Fiscal Year Ended April 3, 1999                27

        Unaudited Pro Forma Combined Statement of Income
        for the Nine Months Ended January 1, 2000              28

        Unaudited Pro Forma Combined Balance Sheet
        as of January 1, 2000                                  29

        Notes to Unaudited Pro Forma Combined Financial
        Statements                                          30 - 32

REPORT OF INDEPENDENT AUDITORS


To the Board of Directors of S.A. Louis Dreyfus & Cie


We have audited the accompanying combined balance sheet of Polo Europe (a combination of certain assets and liabilities of S.A. Louis Dreyfus & Cie
- "SALD" -, as described in Note 1) as of December 31, 1998, and the related combined statements of income, changes in stockholders' equity and cash flows for the year ended December 31, 1998. These financial statements represent the combined operations of Polo Europe and are the responsibility of SALD 's management. The purpose of this presentation is to show the combined operations of the Polo Europe business, that is subject of ongoing negotiations in connection with a potential transfer of interests (see Note 16). Our responsibility is to express an opinion on these combined financial statements based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the combined financial statements are free of material misstatement. An audit includes examining, on test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provide a reasonable basis for our opinion.

In our opinion, the combined financial statements referred to above present fairly, in all material respects, the combined financial position of the Polo Europe at December 31, 1998, and the combined results of their operations and their cash flows for the year ended December, 1998, in conformity with accounting principles generally accepted in the United States of America.



October 22, 1999
Paris, France

/s/ Constantin Associes
CONSTANTIN ASSOCIES



   Represented by
Francois-Xavier AMEYE

POLO EUROPE
COMBINED BALANCE SHEET
Year ended December 31, 1998
                                                          (in thousands)
                                                   U.S. Dollars    French Francs
ASSETS
------

Current assets
  Cash and cash equivalents                          $  5,171       FF  29,061
  Trade accounts receivable, net of allowance
    of FF 6 771                                        22,206          124,806
  Inventories                                          43,546          244,728
  Receivables from affiliates                           5,410           30,403
  Other receivables                                     3,092           17,375
  Prepaid and deferred expenses                         1,696            9,532
                                                     --------       ----------
                                                       81,121          455,905

Other Assets
  Deferred income tax                                  36,045          202,572
  Property and equipment, net                           7,647           42,978
  Intangibles, net                                      5,175           29,083
  Other investments, deposits and sundry                  655            3,679
                                                     --------       ----------
                                                       49,522          278,312

Total Assets                                         $130,643       FF 734,217
                                                     ========       ==========

LIABILITIES AND STOCKHOLDERS' EQUITY
------------------------------------

Current liabilities
  Bank loans and acceptances                         $ 12,706       FF  71,410
  Payables to affiliates                               12,751           71,660
  Trade payables and accrued expenses                  24,757          139,134
  Other payables                                        3,437           19,316
                                                      -------       ----------
                                                       53,651          301,520

Long term liabilities
  Employee benefits                                     9,850           55,358
  Debt due to affiliates                                7,447           41,852
  Other long term debt                                  1,779           10,000
  Deferred income tax                                     934            5,250
                                                     --------       ----------
                                                       20,010          112,460

Equity                                                 56,982          320,237

Total Liabilities and Stockholders' Equity           $130,643       FF 734,217
                                                     ========       ==========

See Notes to Combined Financial Statements

POLO EUROPE
COMBINED STATEMENT OF INCOME
Year ended December 31, 1998

                                                        (in thousands)
                                                  U.S. Dollars     French Francs

Net sales                                            $169,132       FF  997,880
Licensing and commission income                        10,687            63,052
                                                     --------       -----------
                         Net revenue                  179,819         1,060,932

Cost of sales                                          73,615           434,329
                                                     --------       -----------
                         Gross margin                 106,204           626,603

OPERATING COSTS AND EXPENSES
  Selling, general and administrative expenses         57,894           341,577
  Depreciation and amortization                         4,025            23,745
                                                     --------       -----------
                                                       61,919           365,322

                                                     --------       -----------
                         Income from operations        44,285           261,281

OTHER INCOME (EXPENSE)
  Interest, net of interest income of FF 3 981         (3,585)          (21,149)
  Exchange loss                                            (9)              (52)
  Gain (loss) on sale of assets                           (12)              (69)
  Sundry, net                                             (31)             (185)
                                                     --------       -----------
                                                       (3,637)          (21,455)

                                                     --------       -----------
                         Income before income taxes    40,648           239,826

INCOME TAXES
  Current                                              13,279            78,347
  Deferred                                              2,520            14,868
                                                     --------       -----------
                                                       15,799            93,215

                                                     --------       -----------
NET INCOME                                           $ 24,849       FF  146,611
                                                     --------       -----------

See Notes to Combined Financial Statements

POLO EUROPE
COMBINED STATEMENT OF CASH FLOWS
Year ended December 31, 1998

                                                           (in thousands)
                                                  U.S. Dollars     French Francs

OPERATING ACTIVITIES

Net income                                           $ 24,849        FF 146,611
Adjustment to reconcile net income to net cash
    provided by operating activities:
  Depreciation and amortization                         4,025            23,745
  Deferred taxes                                        2,520            14,868
  Other provisions, net                                   112               661
  Gain from sale of assets                                 12                69
                                                     --------        ----------
                                                       31,518           185,954

Changes in operating assets and liabilities :
  Inventories                                         (12,389)          (73,093)
  Trade and other receivables                          (2,194)          (12,946)
  Trade and other payables                            (46,901)         (276,715)
                                                     --------        ----------
            Net cash used in operating activities     (29,966)         (176,800)

INVESTING ACTIVITIES
Purchases of property and equipment                    (2,320)          (13,688)
Proceeds from sale of property and equipment                5                30
                                                     --------        ----------
            Net cash used in investing activities      (2,315)          (13,658)


FINANCING ACTIVITIES
Repayment of bank loans and acceptances, net           (2,112)          (12,462)
Increase in long term debt                              9,146            53,964
Repayment of long term debt                            (5,096)          (30,066)
Changes in advances from stockholders                  45,868           274,874
Dividends to stockholders                             (15,240)          (91,286)
                                                     --------        ----------
            Net cash from financing activities         32,566           195,024

Effect of exchange rates on cash and cash
    equivalents                                          (694)           (8,927)

                                                     --------        ----------
    INCREASE IN CASH AND CASH EQUIVALENTS                (409)           (4,361)

Cash and cash equivalents at beginning of year          5,580            33,422

                                                     --------        ----------
    CASH AND CASH EQUIVALENTS  AT END OF YEAR        $  5,171        FF  29,061
                                                     ========        ==========

See Notes to Combined Financial Statements

POLO EUROPE
COMBINED STATEMENT OF CHANGES IN EQUITY



         (in thousands)                                                 Equity
                                                                        ------

Balance at January 1, 1998                                           FF 277,048
                                                                     ----------
Dividends to common stockholders                                        (91,286)

Net income                                                              146,611
Foreign currency translation adjustment                                 (12,136)
                                                                     ----------
Total comprehensive income                                              134,475

Balance at December 31, 1998                                         FF 320,237
                                                                     ==========

See Notes to Combined Financial Statements

NOTES TO COMBINED FINANCIAL STATEMENTS


1. Basis of presentation

The Louis Dreyfus/Polo Ralph Lauren Business ("Polo Europe") refers to all the operations conducted by S.A. Louis Dreyfus & Cie ("SALD") in connection with Polo Ralph Lauren licenses.

Polo Europe holds exclusive licenses for the manufacture and wholesale distribution of Polo Ralph Lauren menswear, boyswear and related accessories in Western and Eastern Europe, the Middle East and Northern Africa. It also has the exclusive manufacture and wholesale distribution license for Polo Jeans Company menswear, womenswear and related accessories in Western and Eastern Europe, the Middle East and Northern Africa. In addition, Polo Europe operates the Polo Ralph Lauren retail store in Paris, two Polo Ralph Lauren outlet stores in France and two in England. In 1999, Polo Europe has opened two new stores, one in the U.K. and one in Austria.

Polo Europe operates as one business segment due to its centralized strategic initiatives and centralized performance evaluation by senior management.

The accompanying combined financial statements include the assets and liabilities used in the operations of Polo Europe and their resultant revenues, expenses and cash flows.


2. Summary of Significant Accounting Policies

The combined accounts of Polo Europe have been prepared in accordance with United States Generally Accepted Accounting Principles ("U.S. GAAP").

The conversion of the balance sheet to U.S. dollars from French Francs is at the quoted exchange rate from "Banque de France" at December 31, 1998 of FF5.62 to one U.S. dollar. The income statement and statement of cash flows are converted at the average rate for the year 1998 of FF5.90. Equity accounts are translated at historical rates of exchange. Transaction gains and losses are included in the determination of net income. Translation gains and losses are included as a component of other comprehensive income in the statement of stockholders' equity.

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.


Foreign Currencies (Currencies other than French Franc)

Financial statements of foreign operations are translated from the local currency into French Francs using exchange rates in effect at period end for assets and liabilities, and average exchange rates during the period for results of operations and cash flows. Related translation adjustments are reported as a separate component of stockholders' equity.

Gains and losses from foreign currency transactions are included in current year's operations.


Cash and Cash Equivalents

Cash and cash equivalents include highly liquid investments with an original maturity of three months or less.


Inventories

Wholesale and retail inventories are valued at the lower of cost (first-in, first-out method) or market.


Income Taxes

Most of the entities of Polo Europe are included in the consolidated tax return of SALD and subsidiaries. The income tax provision for Polo Europe has been computed on a stand alone company basis in accordance with the tax allocation agreements. Deferred taxes arise from reporting temporary differences between financial and income tax reporting. Polo Europe accounts for deferred income taxes in accordance with the liability method using the most recent established tax rates. Polo Europe gives recognition to future tax benefits, to the extent deemed appropriate, in conformity with the U.S. Financial Accounting Standard Board ("FASB") Statement No. 109, "Accounting for Income Taxes". This Statement allows for the recognition of future tax benefits, including net operating loss carryforwards, to the extent the realization of such benefits is more likely than not.

Property and Equipment

Property and equipment are stated at cost less accumulated depreciation. Depreciation is calculated using the straight-line method over the estimated useful lives of the assets, as follows:


Machinery and equipment          5 to 10 years

Leasehold improvements           8 to 10 years

Furniture, fixture and other     2 to 10 years


Intangible assets

The long lived intangible assets consist principally of the Polo Ralph Lauren license bought in 1990 with a complementary purchase in 1993, that is being amortized using the straight line method over the duration of the license. The license expires in September 2002.


Impairment of Long-Lived And Intangible Assets

The carrying value of long-lived and intangible assets are periodically evaluated for recoverability, comparing the respective carrying values to the current and expected future cash flows, on an undiscounted basis, to be generated from such assets. If the estimated cash flows are less than the carrying value of the asset, the loss is measured as the amount by which the carrying value of the asset exceeds the fair value.


Revenue Recognition

Sales are recognized upon shipment of products to customers and, in the case of sales by company-owned retail and outlet stores, when goods are sold to consumers. Allowances for estimated uncollectible accounts are provided when sales are recorded.

Financial Instruments

Polo Europe from time to time uses derivative financial instruments to reduce its exposure to changes in foreign exchange and interest rates. While these instruments are subject to risk of loss from changes in exchange or interest rates, those losses would generally be offset by gains on the related exposure. Polo Europe does not hold or issue financial instruments for trading or speculative purposes.


Stock Options

Polo Europe uses the intrinsic value method to account for stock-based compensation in accordance with Accounting Principles Board ("APB") Opinion No. 25, "Accounting for Stock Issued to Employees" and has adopted the disclosure-only provisions of SFAS No. 123, "Accounting for Stock-Based Compensation."

Employee Benefits

Employee benefits include the retirement commitments and the French "Participation des salaries".

Other comprehensive income

According to FASB Statement No. 130, "Reporting Comprehensive Income", the components of the other comprehensive income that relates to Polo Europe are foreign currency translation adjustments, which are presented in the Statement of Changes in Stockholders' Equity.

Recent Accounting Pronouncements

In June 1998, the FASB issued Statement No. 133, "Accounting for Derivative Instruments and Hedging Activities". This Statement establishes accounting and reporting standards for derivative instruments and hedging activities. It requires the recognition of all derivatives as either assets or liabilities in the statement of financial position and measurement of those instruments at fair value. The accounting for changes in the fair value of a derivative is dependent upon the intended use of the derivative. Statement No. 133 will be effective for Polo Europe for the year ending January 1, 2000. Polo Europe has not yet determined whether the application of Statement No. 133 will have a material impact on its financial position or results of operations.

3. Inventories

Inventories at December 31, 1998 consist of the following :

----------------------------------------------------------------
         (in thousands)                         1998
----------------------------------------------------------------
Wholesale inventories                          220,274
Retail inventories                              24,454
----------------------------------------------------------------
                                            FF 244,728
================================================================

4. Income Taxes

The consolidated net deferred tax asset at December 31, 1998 consists of the following:

         (in thousands)
----------------------------------------------------------------
Net deferred tax asset arising                 18,601
  from timing differences
Net deferred tax asset arising from sale      176,103
  of license by Poloco to LD Fashions
Tax benefits from carryforward losses           2,618
----------------------------------------------------------------
                                           FF 197,322
================================================================

The components of the income tax provision for 1998 are as follows :


-------------------------------------------------------------------------------
             (in thousands)                   Current      Deferred       Total
-------------------------------------------------------------------------------
Europe                                         53,005        3,570       56,575
United States                                  25,342       11,298       36,640
-------------------------------------------------------------------------------
                                            FF 78,347    FF 14,868    FF 93,215
===============================================================================


Following is a reconciliation between the French statutory tax rate and the effective tax rate on income before tax:

-------------------------------------------------------------------------------
Statutory tax rate                                     42%
-------------------------------------------------------------------------------
Adjustments for foreign income tax rates               (4)
  different from the French statutory tax rate
Taxes paid on French royalties                          4
Tax credit utilization                                 (2)
Miscellaneous                                          (1)

-------------------------------------------------------------------------------
Effective tax rate                                     39%
===============================================================================

Polo Europe's tax returns from 1996 to 1998, for one entity included in Polo Europe, are currently being reviewed by the tax authorities. At the date of issuance of this financial report, no amount has been notified and the management believes that Polo Europe has strong arguments to support its position.

5. Property and Equipment

At December 31, 1998 the property and equipment, consist of the following:

----------------------------------------------------------------
              (in thousands)                      1998
----------------------------------------------------------------

Leasehold improvements                           74,655
Computer equipment                               13,716
Furniture and fixtures                            5,613
Machinery and equipment                             590
Tangible assets in process                           42
----------------------------------------------------------------
Total Property and Equipment, Gross              94,616
Accumulated depreciation                        (51,638)
----------------------------------------------------------------
Total Property and Equipment, net             FF 42,978
================================================================


6. Short Term Credit Facilities

Borrowings under short term facilities represent overdraft positions on Polo Europe's bank accounts. Such borrowings bear interest at .5% to .8% over the TMP (Paris Overnight Interbank Offered rate), 3.06% at December 31, 1998. On January 4, 1999, the TMP reference was changed to the EONIA (Euro Overnight Indexed Average). The short term facilities were providing for a maximum amount of borrowing of FF 281 million as of December 31, 1998.


7. Long Term Debt

Long term debt from bank financing

The long term debt at December 31, 1998 amounts to FF 10 million, due over the next five years (in millions, 1999 -FF 2; 2000 -FF 2, 2001 -FF2, 2002 -FF2, and 2003 - FF2) and bears interest at 1.5% over PIBOR, 3.32% at December 31, 1998.

Long term debt due to affiliates

The long term debt due to affiliates consists in a (Pound Sterling)4.5 million loan due by Polo Europe to LD&CO, a subsidiary of SALD. The loan bears interest at .5% above the average cost of borrowing computed monthly by the lender and is repayable by the borrower in Pound sterling installments at any time that the borrower has sufficient cash surplus arising from operations.


8. Stock Options

Certain officers of Polo Europe have been granted options to purchase stock of a company included in Polo Europe. In December 1997, 47 400 options were granted at the fair market value as determined by the Directors. Polo Europe accounts for stock options under APB No. 25, "Accounting for Stock Issued to Employees". Accordingly, no compensation cost has been recognized for stock options that were granted at fair market value on the date of grant. Had compensation cost for the stock options been determined based upon the fair value of such awards at the grant date, consistent with the methods of SFAS No. 123, pro forma net income for the year ended December 31, 1998 would have been FF 143,907 thousand. The fair value of each option grant was determined using the Black-Sholes option-pricing model with the following weighted-average assumptions used for grants in 1997: dividend yield of 0% and 0%; expected volatility of 0%; risk-free interest rate of 4.65%, and expected lives of 7 years.

During 1999, all officers to whom options had been granted, renounced their exercise rights.


9. Retirement Benefits

Polo Europe maintains pension plans in various countries as prescribed by local laws and practices.

United Kingdom

Polo Europe, together with other affiliates of SALD in the U.K., operates a pension scheme providing benefits based on final pensionable salary. Contribution to the scheme are determined by an actuary. Contributions for the year ended December 31, 1998 were FF 185 thousand. The most recent actuarial valuation was carried at January 1, 1998 using the projected unit method of funding. The main actuarial assumptions were that investment returns, net of expenses, would be 8.5% and the rate of salary increase would be 7% per annum. The valuation showed that the actuarial value of the assets did not exceed 105% of the value of the liabilities, on the prescribed basis.

Since the last valuation there have been changes in the membership of the plan. The effect of these will be reviewed at the next valuation at January 1, 2001.


France

French companies are obligated to make an award upon the employees' retirement based on years of services and earnings. At December 31, 1998, Polo Europe had an unfunded obligation for retirement awards amounting to FF 2,692 thousand that is recorded as a liability.


10. Net Sales by Operations

Sales for the year ended December 31, 1998 consist of the following :

-------------------------------------------------------------------
                (in thousands)                    1998
-------------------------------------------------------------------
Wholesale                                        829,926
Retail                                           167,954
-------------------------------------------------------------------
                                              FF 997,880
===================================================================

11. Supplemental cash flows information

For the year ended 1998, Polo Europe paid income taxes of FF 317 million and interest of FF 20 million.

12. Commitments and Contingencies

Polo Europe leases office, warehouse and retail space and office equipment under operating leases which expire through 2007. These leases provide the company with the option after the initial lease term to either renew the lease at the current fair rental value or purchase the equipment at the current fair value. Polo Europe expects that leases will be renewed or replaced by other leases in the normal course of business. As of December 31, 1998, aggregate minimum annual rental payments under non cancelable operating leases with lease terms in excess of one year were payable as follows :



-------------------------------------------------------------------------
                (in millions)
-------------------------------------------------------------------------
1999                                                           19.8
2000                                                           13.6
2001                                                            6.8
2002                                                            0.1
2003                                                             --
Thereafter                                                       --
-------------------------------------------------------------------------
                                                            FF 40.3
=========================================================================


Rent charged to operations was FF 33 million in 1998. Certain retail stores provide for contingent rental based on sales. Contingent rental expenses charges included in rent expense were FF 7 million for the year ended December 31, 1998.

Polo Europe is contingently liable at December 31, 1998 in the amount of FF 52 million on open letters of credit.

Polo Europe is from time to time involved in legal claims, involving trademark, employee relations and other matters incidental to its activity. In the opinion of the management, the resolution of any matter currently pending will not have a material effect on the financial condition or results of operations of Polo Europe.


13. Concentration of Credit Risk

Polo Europe sells its merchandise primarily to upscale department stores and independent retailers throughout Western Europe. Credit is extended based on an evaluation of the customer's financial condition without requiring collateral. Credit risk is driven by conditions or occurrences within the various Western European economies and the retail industry and is principally dependent on each customer' financial condition. A decision by the controlling owner of a group of stores or any substantial customer to decrease the amount of merchandise purchased from Polo Europe or to cease carrying its products could have a material adverse effect on the companies. Polo Europe has two customers who in aggregate account for 25% of all trade accounts receivables outstanding as at December 31, 1998.

Polo Europe monitors credit levels and the financial condition of its customers on a continuing basis to minimize credit risk. The management believes that adequate provision for credit loss has been made in the accompanying financial statements.


14. Derivative Financial Instruments

Polo Europe from time to time enters into forward exchange contracts as hedges to reduce the risk from exchange rate fluctuations associated with future purchase. Unrealized gains and losses on these contracts are deferred until the actual transaction. The unrealized gain associated with these foreign exchange contracts was not material at December 31, 1998.

At December 31, 1998, Polo Europe had foreign exchange contracts outstanding to deliver FF 232 million in 1999 in exchange of $ 47 million, FF 37 million in 1999 in exchange of (Pound Sterling) 4 million, (Pound Sterling) 15 million in 1999 in exchange of $ 24 million, FF 283 million in 2000 in exchange of $ 50 million, and FF 279 million in 2001 in exchange of $ 50 million.


15. Related Party Transactions

Receivables due from affiliates represent advances made by Polo Europe to affiliates of SALD for working capital purpose. Payables due to affiliates represent advances made by SALD and its subsidiaries for working capital purposes and amount owed by Polo Europe for tax payable.


16. Subsequent Event

On September 7, 1999, SALD reached an agreement in principle to sell Polo Europe to Ralph Lauren Corporation. The sale is expected to close in January 2000.

-------------------------------------------------------------------------------
POLO EUROPE
COMBINED BALANCE SHEET
September 30, 1999
-------------------------------------------------------------------------------
                                                         (in thousands)
                                                  U.S. Dollars    French Francs
ASSETS                                             Unaudited        Unaudited
------
Current assets
  Cash and cash equivalents                        $   9,286        FF  57,202
  Trade accounts receivable, net of
    allowance of FF 8 112                             32,493           200,157
  Inventories                                         37,144           228,808
  Receivables from affiliates                         19,157           118,010
  Other receivables                                    3,120            19,221
  Prepaid and deferred expenses                        1,580             9,730
                                                   ---------        ----------
                                                     102,780           633,128

Other Assets
  Deferred income tax                                 33,160           204,268
  Property and equipment, net                          7,306            45,006
  Intangibles, net                                     3,565            21,957
  Other investments, deposits and sundry                 693             4,262
                                                   ---------        ----------
                                                      44,724           275,493

Total Assets                                       $ 147,504        FF 908,621
                                                   =========        ==========
LIABILITIES AND STOCKHOLDERS' EQUITY
------------------------------------

Current liabilities
  Bank loans and acceptances                       $  15,395        FF  94,835
  Payables to affiliates                              13,327            82,092
  Trade payables and accrued expenses                 18,434           113,556
  Other payables                                       9,524            58,666
                                                   ---------        ----------
                                                      56,680           349,149
Long term liabilities
  Employee benefits                                    8,551            52,672
  Other long term debt                                 1,299             8,000
  Deferred income tax                                  1,634            10,066
                                                   ---------        ----------
                                                      11,484            70,738

Equity                                                79,340           488,734

Total Liabilities and Stockholders' Equity         $ 147,504        FF 908,621
                                                   =========        ==========

See Notes to Unaudited Interim Combined Financial Statements

POLO EUROPE
COMBINED STATEMENT OF INCOME
Nine Months ended September 30, 1999


                                                          (in thousands)
                                                 U.S. Dollars    French Francs
                                                  Unaudited        Unaudited

Net sales                                         $ 147,336       FF 898,756
Licensing and commission income                       6,348           38,721
                                                  ---------       ----------
                                  Net revenue       153,684          937,477

Cost of sales                                        63,610          388,022
                                                  ---------       ----------
                                 Gross margin        90,074          549,455


OPERATING COSTS AND EXPENSES
  Selling, general and administrative expenses       46,155          281,548
  Depreciation and amortization                       2,938           17,921
                                                   --------       ----------
                                                     49,093          299,469
                                                   --------       ----------
                        Income from operations       40,981          249,986


OTHER INCOME  (EXPENSE)
  Interest, net of interest income                   (3,156)         (19,252)
  Exchange gain                                         (35)            (214)
  Sundry, net                                            59              359
                                                   --------       ----------
                                                     (3,132)         (19,107)
                                                   --------       ----------
                    Income before income taxes       37,849          230,879

INCOME TAXES
  Current                                            12,546           76,532
  Deferred                                            2,026           12,358
                                                   --------       ----------
                                                     14,572           88,890

  NET INCOME                                       $ 23,277       FF 141,989
                                                   ========       ==========


See Notes to Unaudited Interim Combined Financial Statements

POLO EUROPE
COMBINED STATEMENT OF CASH FLOWS
Nine Months ended September 30, 1999

                                                           (in thousands)
                                                  U.S. Dollars    French Francs
                                                    Unaudited        Unaudited

OPERATING ACTIVITIES

Net income                                           $ 23,277       FF 141,989
Adjustment to reconcile net income to net
  cash provided by operating activities:
  Depreciation and amortization                         2,938           17,921
  Deferred taxes                                        2,026           12,358
  Other provisions, net                                    14               86
  Gain from sale of assets                                  8               45
                                                     --------       ----------
                                                       28,263          172,399
Changes in operating assets and liabilities :
  Inventories                                           3,180           19,399
  Trade and other receivables                         (12,092)         (73,762)
  Changes in advances to affiliates                   (14,450)         (88,148)
  Trade and other payables                              2,656           16,201
                                                     --------       ----------
            Net cash from operating activities          7,557           46,089

INVESTING ACTIVITIES
Purchases of property and equipment                    (1,972)         (12,029)
Proceeds from sale of property and equipment              164            1,000
                                                     --------       ----------
            Net cash used in investing activities      (1,808)         (11,029)


FINANCING ACTIVITIES
Increase in capital                                     7,307           44,576
Increase in bank loans, acceptances, net                3,775           23,028
Repayment of long term debt                            (7,587)         (46,280)
Sundry                                                   (140)            (857)
Dividends to common stockholders                       (5,155)         (31,446)
                                                     --------       ----------
               Net cash from financing activities      (1,800)         (10,979)

Exchange difference on cash                               166            4,060
                                                     --------       ----------
            INCREASE IN CASH AND CASH EQUIVALENTS       4,115           28,141

Cash and cash equivalents at beginning of year          5,171           29,061

            CASH AND CASH EQUIVALENTS                --------       ----------
               AT SEPTEMBER 30, 1999                 $  9,286       FF  57,202
                                                     ========       ==========

See Notes to Unaudited Interim Combined Financial Statements

NOTES TO UNAUDITED INTERIM COMBINED FINANCIAL STATEMENTS


1.  Basis of presentation

The accompanying unaudited combined financial statements of The Louis Dreyfus/Polo Ralph Lauren Business ("Polo Europe") refers to all of the operations conducted by S.A. Louis Dreyfus & Cie ("SALD") in connection with certain Polo Ralph Lauren Corporation licenses. All significant intercompany balances and transactions have been eliminated.

The accompanying unaudited combined financial statements have been prepared in accordance with United States generally accepted accounting principles for interim financial information and in a manner consistent with that used in the preparation of the December 31, 1998 audited combined financial statements of Polo Europe. In the opinion of management, the accompanying combined financial statements reflect all adjustments, consisting only of normal and recurring adjustments, necessary for a fair presentation of the financial position and results of operations and cash flows for the period presented.

Operating results for the nine months ended September 30, 1999 are not necessarily indicative of the results that may be expected for a full year. In addition, the unaudited interim combined financial statements do not include all information and footnote disclosure normally included in financial statements prepared in accordance with generally accepted accounting principles. These unaudited combined financial statements should be read in conjunction with Polo Europe's December 31, 1998 audited financial statements.

INTRODUCTION TO UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS

         The following pro forma combined financial statements (the "Unaudited Pro Forma Information") have been derived from the application of pro forma adjustments to the combined historical financial statements of Polo Ralph Lauren Corporation and its subsidiaries (collectively, "Polo") and Polo Europe. The Unaudited Pro Forma Information gives effect to the acquisition of Polo Europe as if it had occurred as of the beginning of the periods presented for purposes of the Unaudited Pro Forma Combined Statement of Income and on January 1, 2000 for purposes of the Unaudited Pro Forma Balance Sheet. The Unaudited Pro Forma Combined Statement of Income for the year ended April 3, 1999 combines Polo's results for its fiscal year ended April 3, 1999 with Polo Europe's results for the year ended December 31, 1998. The Unaudited Pro Forma Combined Statement of Income for the nine months ended January 1, 2000 combines Polo's results for the nine months ended January 1, 2000 with Polo Europe's results for the nine months ended September 30, 1999. The Unaudited Pro Forma Combined Balance Sheet combines Polo and Polo Europe's historical balance sheets as of January 1, 2000 and September 30, 1999, respectively. The pro forma adjustments to the Unaudited Pro Forma Financial Information are described in the accompanying notes thereto. The Unaudited Pro Forma Financial Information is presented for informational purposes only and does not purport to represent what the financial position or results of operations for the combined companies would actually have been had the acquisition occurred on the dates specified or to project the financial position or results of operations for the combined companies at any future date or for any future periods.

         The Unaudited Pro Forma Financial Information, including the notes thereto, should be read in conjunction with the historical consolidated financial statements of Polo and of Polo Europe, respectively, including notes thereto.

         The acquisition is being accounted for using the purchase method of accounting. A portion of the purchase price for the outstanding common stock and assets of Polo Europe, including estimated fees and expenses related to the acquisition, has been allocated to the assets and liabilities of Polo Europe based upon Polo's preliminary estimates of the fair value of the assets acquired and the liabilities assumed, and is subject to adjustment. The remaining purchase price has been allocated to the excess of cost over the fair value of the net assets acquired
("Goodwill"), which is included in Goodwill, net, in the Unaudited Pro
Forma Combined Balance Sheet.

         The allocation of purchase price is subject to revision when additional information concerning the asset and liability valuations becomes available. Accordingly, the final purchase price allocation could be different from the amounts reflected in the Unaudited Pro Forma Information. Final allocation of the liabilities could change the related amortization period of the excess of cost over the fair value of the net assets acquired, which is currently expected to be forty years.

         The Unaudited Pro Forma Information gives effect only to the adjustments set forth in the accompanying notes thereto and does not reflect management's estimate of anticipated cost savings and other benefits as a result of the acquisition.

                  PRO FORMA COMBINED STATEMENT OF INCOME
                               (Unaudited)

                                                                                 Fiscal Year Ended
                                                                                   April 3, 1999
                                                      ---------------------------------------------------------------------------

                                                                              Polo Europe
                                                              Polo            Year Ended
                                                           Year Ended        December 31,       Pro Forma        Pro Forma
                                                       April 3, 1999 <F(1)>   1998 <F(1)>      Adjustments        Combined
                                                      ---------------------  -------------   ---------------  -------------------
                                                                                   (In thousands)

Net sales                                                 $1,505,056           $169,132                           $1,674,188
Licensing revenue                                            208,009             10,687        (6,674)<F(2)>         212,022
Other income                                                  13,794                  -                               13,794
                                                          ----------           --------                           ----------
                    Net revenues                           1,726,859            179,819                            1,900,004

Cost of goods sold                                           904,586             73,615        (6,674)<F(2)>         971,527
                                                          ----------           --------                           ----------
                    Gross profit                             822,273            106,204                              928,477
Selling, general and administrative expenses                 608,128             61,971         3,850 <F(3)>
                                                                                                  860 <F(4)>         674,809
Restructuring charge                                          58,560                  -                               58,560
                                                          ----------           --------                           ----------
                    Income from operations                   155,585             44,233                              195,108
Interest expense                                               2,759              3,585        11,600 <F(5)>          17,944
                                                          ----------           --------                           ----------
                    Income before income taxes               152,826             40,648                              177,164
Provision for income taxes                                    62,276             15,799        (5,881)<F(6)>          72,194
                                                          ----------           --------                           ----------
                    Net income                               $90,550           $ 24,849                             $104,970
                                                          ==========           ========                          ===========
Net income per share - Basic and Diluted                       $0.91                                                   $1.05
                                                          ==========                                             ===========
Common shares outstanding - Basic                         99,813,328                                              99,813,328
                                                          ==========                                             ===========
Common shares outstanding - Diluted                       99,972,152                                              99,972,152
                                                          ==========                                             ===========

See accompanying Notes to Unaudited Pro Forma Combined Statements of Income.

                  PRO FORMA COMBINED STATEMENT OF INCOME
                               (Unaudited)


                                                                              Nine Months Ended
                                                                               January 1, 2000
                                                ----------------------------------------------------------------------------------

                                                                            Polo Europe
                                                         Polo            Nine Months Ended
                                                  Nine Months Ended        September 30,         Pro Forma          Pro Forma
                                                 January 1, 2000 <F(1)>      1999 <F(1)>        Adjustments          Combined
                                                -----------------------  -------------------  ---------------    -----------------
                                                                                  (In thousands)
Net sales                                           $ 1,307,996            $  147,336                             $  1,455,332
Licensing revenue                                       174,945                 6,348          (5,100)<F(2)>           176,193
Other income                                              5,664                     -                                    5,664
                                                    -----------            ----------                             ------------
            Net revenues                              1,488,605               153,684                                1,637,189
Cost of goods sold                                      762,635                63,610          (5,100)<F(2)>           821,145
                                                    -----------            ----------                             ------------
Gross profit                                            725,970                90,074                                  816,044

Selling, general and administrative expenses            521,105                49,069           2,900 <F(3)>
                                                                                                  650 <F(4)>           573,724
                                                    -----------                                                    -----------
            Income from operations                      204,865                41,005                                  242,320
Interest expense                                          9,597                 3,156           8,200 <F(5)>            20,953
                                                    -----------            ----------                              -----------
    Income before income taxes and cumulative
      effect of change in accounting principle          195,268                37,849                                  221,367

Provision for income taxes                               79,574                14,572          (3,937)<F(6)>            90,209
                                                    -----------            ----------                              -----------
      Income before cumulative effect of
        change in accounting principle                  115,694                23,277                                  131,158

Cumulative effect of change in accounting
  principle, net of taxes                                 3,967                                                          3,967
                                                    -----------            ----------                              -----------

            Net income                              $   111,727           $    23,277                              $   127,191
                                                    =============         ===========                              ===========
Income per share before cumulative effect of
  of change  in accounting principle - Basic
  and Diluted                                             $1.17                                                    $      1.32
Cumulative effect of change in accounting
  principle,  net of taxes,  per share - Basic
  and Diluted                                              0.04                                                           0.04
                                                    -----------                                                    -----------
Net income per share - Basic and Diluted            $      1.13                                                    $      1.28
                                                    ===========                                                    ===========
Common shares outstanding - Basic
                                                     99,155,088                                                     99,155,088
                                                    ===========                                                    ===========
Common shares outstanding - Diluted                  99,299,695                                                     99,299,695
                                                    ===========                                                    ===========

See accompanying Notes to Unaudited Pro Forma Combined Statements of Income.

                     PRO FORMA COMBINED BALANCE SHEET
                               (Unaudited)

                                                                              January 1, 2000
                                               -----------------------------------------------------------------------------
                                                                        Polo Europe
                                                      Polo          September 30, 1999       Pro Forma             Pro Forma
                                               January 1, 2000 (1)          (1)             Adjustments             Combined
                                               -------------------  ------------------      -----------            ---------
                                                                               (in thousands)
Current assets
  Cash and cash equivalents                      $  345,330           $  9,286              ($199,924)(2)
                                                                                               (9,286)(3)
                                                                                              (47,346)(4)           $   98,060
  Accounts receivable, net                          128,908             32,493                 (4,117)(5)              157,284
  Inventories                                       343,210             37,144                      -                  380,354

  Deferred tax assets                                51,939                  -                      -                  51,939
  Prepaid expenses and other                         29,411             23,857                 (7,383)(3)              45,885
                                                 ----------          ---------               ---------             -----------

            Total current assets                    898,798            102,780                (268,056)                733,522

Property and equipment, net                         334,901              7,306                       -                 342,207
Deferred tax assets                                  12,737             33,160                 (30,401)(3)              15,496
Goodwill, net                                        76,937              3,565                 199,950 (2)               3,565
                                                                                                (3,565)(3)             276,887
Other assets, net                                    96,278                692                       -                  96,970
                                                 ----------           --------               ---------              ----------
                                                 $1,419,651           $147,503               ($102,072)             $1,465,082
                                                 ==========           ========               =========              ==========
Current liabilities
  Notes and acceptances payable - banks          $   25,000           $ 15,394               $  31,952 (3)
                                                                                               (47,346)(4)          $   25,000
  Income taxes payable                               16,639                  -                       -                  16,639
  Accounts payable                                   82,741             18,434                  (4,117)(5)              97,058
  Accrued expenses and other                        111,555             22,851                   5,000 (6)             132,819
                                                 ----------           --------                  (6,587)(3)          ----------
                                                                                             ---------
            Total current liabilities               235,935             56,679                 (21,098)                271,516

Long-term debt                                      356,705              1,299                       -                 358,004
Other noncurrent liabilities                         73,198             10,185                  (1,634)(3)              81,749

Stockholders' equity
  Common stock                                        1,004                  -                       -                   1,004
  Additional paid-in capital                        450,030                  -                       -                 450,030
  Retained earnings                                 339,015             79,340                 (79,340)(3)             339,015
  Treasury stock                                    (36,829)                 -                       -                 (36,829)
  Unearned compensation                              (1,832)                 -                       -                  (1,832)
  Accumulated other comprehensive Income              2,425                  -                       -                   2,425
                                                 ----------           --------               ---------              ----------
            Total stockholders' equity              753,813             79,340                 (79,340)                753,813
                                                 ----------           --------               ---------              ----------
                                                 $1,419,651           $147,503               ($102,072)             $1,465,082
                                                 ==========           ========               =========              ==========

See accompanying Notes to Unaudited Pro Forma Combined Balance Sheet.

      NOTES TO THE UNAUDITED PRO FORMA COMBINED STATEMENTS OF INCOME


[FN]
(1) The accompanying Unaudited Pro Forma Combined Statement of Income for the year ended April 3, 1999 is based upon the historical results of operations of Polo for the fiscal year then ended and the historical results of Polo Europe for the year ended December 31, 1998. The Unaudited Pro Forma Combined Statement of Income for the nine months ended January 1, 2000 is based upon the historical results of Polo for the nine months then ended and the historical results of operations for Polo Europe for the nine months ended September 30, 1999. The Unaudited Pro Forma Combined Statements of Income have been prepared assuming that the acquisition had been consummated, using the purchase method of accounting, as of March 29, 1998.


[FN]
(2) Reflects the elimination of intercompany licensing revenue and cost of sales of approximately $6.7 million and $5.1 million for the fiscal year ended April 3, 1999 and for the nine months ended January 1, 2000, respectively.


[FN]
(3) Reflects amortization in the net amount of approximately $3.9 million and $2.9 million for the fiscal year ended April 3, 1999 and for the nine months ended January 1, 2000, respectively, based on the excess of cost over fair value of net assets acquired of approximately $200.0 million arising from the acquisition of Polo Europe, calculated using the straight-line method over forty years. The amortization adjustments are net of historical amortization recorded by Polo Europe of $1.2 million and $0.9 million for the fiscal year ended April 3, 1999 and for the nine months ended January 1, 2000, respectively.

[FN]
(4) Reflects amortization of deferred financing costs of approximately $0.9 million and $0.7 million for the fiscal year ended April 3, 1999 and for the nine months ended January 1, 2000, respectively, related to additional financing from the Eurobond Offering (as defined below in Note 5), a portion of the net proceeds of which were used to finance the acquisition of Polo Europe. Deferred financing costs of approximately $6.0 million are being amortized over the seven-year term of the Euro notes issued pursuant to the Eurobond Offering.

[FN]
(5) Reflects net interest expense of approximately $11.6 million and $8.2 million for the fiscal year ended April 3, 1999 and for the nine months ended January 1, 2000, respectively, from additional financing necessary to finance the acquisition of Polo Europe and to repay its outstanding short-term indebtedness. The interest expense adjustments are net of historical interest expense recorded by Polo Europe of $3.6 million and $3.2 million for the fiscal year ended April 3, 1999 and for the nine months ended January 1, 2000, respectively. The funds used to acquire Polo Europe were raised through Polo's issuance of euro 275 million of 6.125 per cent Notes due November 2006 (the
         "Eurobond Offering").


[FN]
(6) Reflects the income tax effect of the combined results of operations of Polo and Polo Europe after giving effect to the pro forma adjustments above, based upon a pro forma effective tax rate of 40.8%.

         NOTES TO THE UNAUDITED PRO FORMA COMBINED BALANCE SHEET


[FN]
(1) The Unaudited Pro Forma Balance Sheet at January 1, 2000 represents the historical consolidated balance sheet of Polo at January 1, 2000 and the historical combined balance sheet of Polo Europe at September 30, 1999. The Unaudited Pro Forma Balance Sheet has been prepared using the purchase method of accounting and assuming the acquisition occurred as of January 1, 2000.


[FN]
(2) Reflects the preliminary allocation to goodwill of the purchase price of approximately $200.0 million over the fair value of the net assets acquired and the liabilities assumed based on preliminary estimates and including the adjustments set forth in Note 3 and
         Note 6 below.


[FN]
(3) Reflects adjustments to Polo Europe's combined balance sheet as of September 30, 1999 for the following: (a)the elimination of assets and liabilities of Louis Dreyfus Fashion Corp ("LDFC") which are not being acquired or assumed by Polo of $42.3 million, net, comprised of the following: (i) a reduction of the deferred tax asset of $30.4 million and the deferred tax liability of $1.6 million arising from Polo Europe's sales to LDFC in December 1997 of the license granted by Polo, (ii) cash of $9.2 million, (iii) prepaid expenses of $7.3 million, (iv) existing intangibles of $3.5 million, and
         (v) other liabilities of $6.5 million; and (b) the liability assumed for dividends declared by Polo Europe subsequent to September 30, 1999 to existing stockholders and unpaid as of September 30, 1999 of $32.0 million.


[FN]
(4) Reflects the pay down of outstanding short-term indebtedness under Polo Europe's existing credit facility of $47.3 million.


[FN]
(5) Reflects the elimination of intercompany balances between Polo and Polo Europe of $4.1 million.



[FN]
(6) Reflects an adjustment for estimated transaction fees associated with the acquisition of $5.0 million.

                                SIGNATURE




         Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.




                                         POLO RALPH LAUREN CORPORATION






                                         By:      /s/ Nancy A. Platoni Poli
                                         Name:    Nancy A. Platoni Poli
                                         Title:   Senior Vice President and
                                                    Chief Financial Officer


Dated:   March 20, 2000